Exhibit 99.1

Media Contact: Roger van Oosten 206-459-0954 rvanoosten@feareygroup.com

TULLY’S COFFEE ENGAGES D.A. DAVIDSON TO

EXPLORE STRATEGIC & FINANCIAL

ALTERNATIVES.

Seattle, Wash. – February 4, 2008 – Tully’s Coffee Corporation (Tully’s) announced today that it has engaged investment banking firm D.A. Davidson & Co. to assist the Company in evaluating strategic alternatives to enhance company and shareholder value. D.A. Davidson will advise Tully’s Board of Directors on a range of alternatives including a capital raise to grow the business and other M&A opportunities.

“D.A. Davidson & Co. is the premiere investment banking firm in the Northwest and we believe they are the right partners to help us grow the Tully’s business,” said Tom T. O’Keefe, chairman and founder of Tully’s. “Tully’s has a strong business model and a strong brand and coffee experience which our customers tell us they love and appreciate. With the public markets continuing to be in such a volatile state we need to look at all appropriate strategic opportunities that allows us to expand our retail and wholesale presence and enhance our shareholder value.”

“We are pleased to advise Tully’s regarding strategic and financial alternatives,” said Brad Gevurtz, managing director and head of D.A. Davidson’s Investment Banking Group. “The Company has a strong brand, extremely loyal customer base, and an attractive wholesale business.”

Founded in 1935, D.A. Davidson & Co. is the largest full-service investment firm based in the Northwest, with 54 offices in 16 states. As a full-service investment bank, the firm can deliver a wide range of financial advisory and capital raising options for its clients.

Opening New Markets

Tully’s has recently taken additional actions to grow its core business and open new markets for its coffee and coffee products. On Friday, January 11, the company entered into a partnership agreement that established a new joint venture called Tully’s Coffee Asia Pacific Partners, LP (Tully’s Coffee Asia).

The new joint venture will seek to develop the Tully’s brand in Asia (excluding Japan), Australia and New Zealand through franchising and licensing activities, retail store operations, coffee roasting, wholesale distribution and other business activities.

About Tully’s Coffee Corporation

Tully’s Coffee Corporation is a fully handcrafted coffee roaster and a leading specialty coffee retailer and wholesaler. Through company-operated and franchised specialty retail stores in Washington, Oregon, California, Idaho, Arizona, Montana and Utah and its global alliance partner in Japan, Tully’s premium coffees are available at more than 400 branded retail locations. Tully’s wholesale division also distributes handcrafted coffees and related products via office coffee services, food service distributors, and thousands of leading supermarkets in the United States. Tully’s corporate headquarters and roasting plant are located at 3100 Airport Way S. in Seattle, Wash. For more information: (800) 96-Tully or www.tullys.com.

About D.A. Davidson & Co.

D.A. Davidson & Co. is a full service investment firm with operations throughout the U.S. Founded in 1935, the firm has over $24 billion in client assets under management and approximately 950 professionals. As a full-service investment firm, D.A. Davidson provides investment banking services, research, sales and trading, and private brokerage services. D.A. Davidson’s investment banking group underwrites public offerings, serves as a placement agent for private placements, and advises companies on mergers and acquisitions.

Forward Looking Statements

This release may contain, in addition to historical information, forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and involve risks and uncertainties.

For a detailed discussion of these and other cautionary statements, please refer to Tully’s filings with the Securities and Exchange Commission (SEC) including Tully’s Annual Report on Form 10-K for the fiscal year ended April 1, 2007 and Tully’s Quarterly Report on Form 10-Q for the second fiscal quarter ended September 30, 2007.

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